CARDTRONICS PLC
FOURTH AMENDED AND RESTATED 2007 STOCK INCENTIVE PLAN
RESTRICTED STOCK UNIT AGREEMENT FOR EMPLOYEES
(Time-Based)
The grant of restricted stock units (“RSUs”) to [●] (the “Participant”) on [●] (the “Grant Date”) by Cardtronics plc, an English public limited company (the “Company”), is subject to the terms and conditions of the Cardtronics plc Fourth Amended and Restated 2007 Stock Incentive Plan (as assumed and adopted by the Company) (the “Plan”) and this Restricted Stock Unit Agreement (this “Agreement”). By the Participant’s acceptance (electronic or otherwise) of this grant of RSUs, the Participant agrees to all the terms and conditions of the Plan, this Agreement, and any country-specific terms and conditions set forth in the addendum to this Agreement.
1.Grant of RSUs. This Agreement applies to the grant to the Participant of [●] RSUs. Each RSU represents a contractual right to receive one Class A ordinary share, nominal value $0.01 each, of Cardtronics plc (an “Ordinary Share”) following the vesting of such RSU in accordance with and subject to this Agreement and the Plan.
2.Vesting Schedule. The Participant’s RSUs will vest in accordance with the following schedule provided the Participant is continuously employed by the Employer through the specified vesting date (each a “Vesting Date”) and subject to this Agreement and the Plan:

Vesting Date	Fraction of RSUs that Vest on Vesting Date
[●]	[●]
[●]	[●]
[●]	[●]

3.Definitions. To the extent any capitalized terms used in this Agreement are not defined herein, they shall have the meaning ascribed to them in the Plan. In addition to the terms defined elsewhere herein, the following capitalized terms shall have the meanings indicated below:
(a)“Cause” shall have the meaning ascribed to it in the Participant’s employment agreement with the Company, a Subsidiary or the Company’s holding company; provided, however, that if the Participant does not have such an employment agreement or the Participant’s employment agreement does not define the term “cause”, then “Cause” shall mean the termination of the Participant’s employment with the Company based on a determination by the Committee (or its delegate) that the Participant: (i) has engaged in gross negligence, gross incompetence or willful misconduct in the performance of the Participant’s duties with respect to the Company or any Affiliate; (ii) has refused without proper legal reason to perform the Participant’s duties and responsibilities to the Company or any Affiliate; (iii) has materially breached any material provision of a written agreement or corporate policy or code of conduct established by the Company or any Affiliate; (iv) has willfully engaged in conduct that is materially injurious to the Company or any Affiliate; (v) has disclosed without specific authorization from the Company confidential information of the Company or any Affiliate that is materially injurious to any such entity; (vi) has committed an act of theft, fraud, embezzlement, misappropriation or willful breach of a fiduciary duty to the Company or any Affiliate; or (vii) has been convicted of (or pleaded no contest to) a crime involving fraud, dishonesty or moral turpitude or any felony (or a crime of similar import in a foreign jurisdiction).
(b)“Disability” shall mean that a Participant (i) is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than [●] months or (ii) the Participant is, by reason of any medically determinable physical or mental impairment that can be expected to last for a continuous period of not less than [●] months, receiving income replacement benefits for a period of not less than [●] months under an accident and health plan covering the Company’s employees; provided that in all cases, “Disability” shall meet the requirements under Section 409A of the Code.
(c)“Employer” shall mean the Company or Subsidiary that employs the Participant.
(d)“Qualified Retirement” shall mean the resignation of the Participant or the involuntary termination of the Participant’s employment by the Employer other than for Cause, in each case if the Participant (i) has a minimum of five years of employment with the Company or any Affiliate and (ii) is at least 60 years of age as of the date of retirement.
(e)“Termination Date” shall mean the effective date of termination or cessation of the Participant’s employment with the Employer if the Participant is a resident of, or employed in, the United States. If the Participant is a resident of, or employed outside of the United States, “Termination Date” shall mean the earliest of (i) the date on which notice of termination or cessation of the Participant's employment with the Employer is provided to or by the Participant; (ii) the last day of the Participant’s active service with the Employer or (iii) the last day on which the Participant is an employee of the Employer, as determined in each case without included any required advance notice period and irrespective of the status of the termination under local labor or employment laws.
4.Termination of Service. Unless otherwise expressly provided in this Section 4, in the event the Participant’s employment with Employer terminates, the Participant shall cease vesting in the RSUs as of the Termination Date and any unvested RSUs shall be forfeited in their entirety.
(a)Death or Disability. In the event the Participant’s employment terminates as a result of death or Disability (i) within the fiscal year the RSUs are granted, a number of RSUs equal to the product of (a) the total number of RSUs granted pursuant to this Agreement and (b) the quotient obtained by dividing (1) the number of days the Participant was employed within the fiscal year the RSUs were granted and (2) the total number of days in the fiscal year in which the RSUs were granted, shall become fully vested upon such termination and paid out in Ordinary Shares within 30 days following such employment termination or (ii) after the fiscal year the RSUs are granted, any unvested RSUs shall become fully vested upon such termination and paid out in Ordinary Shares within 30 days following such employment termination.
(b)Qualified Retirement. In the event the Participant has a "separation from service" (within the meaning of Treasury Regulation Section 1.409A-1(h)), as a result of a Qualified Retirement (i) within the fiscal year the RSUs are granted, a number of RSUs equal to the product of (a) the total number of RSUs granted pursuant to this Agreement and (b) the quotient obtained by dividing (1) the number of days the Participant was employed within the fiscal year the RSUs were granted and (2) the total number of days in the fiscal year in which the RSUs were granted, shall become fully vested upon such termination and paid out in Ordinary Shares within 30 days following such “separation from service” or (ii) after the fiscal year the RSUs are granted, any unvested RSUs shall become fully vested upon such termination and paid out in Ordinary Shares within 30 days following such “separation from service”.
(c)Section 409A. Notwithstanding the other provisions of this Section 4 or Section 7, if the Participant is eligible for the payout of Ordinary Shares under this Section 4 or Section 7 and is a “specified employee” within the meaning of Treasury Regulation Section 1.409A-1(i) as of the date of the Participant’s “separation from service” (within the meaning of Treasury Regulation Section 1.409A-1(h)), such Participant shall not receive Ordinary Shares in settlement of the RSUs until the earlier of (i) the date which is six months after the Participant’s “separation from service” for any reason other than death or (ii) the date of the Participant’s death.
5.Settlement of the RSUs. Except as otherwise set forth in Section 4 and Section 7, the Company shall settle the RSUs by arranging for Ordinary Shares to be credited to the Participant’s account in the electronic stock plan account maintained with the brokerage firm engaged by the Company in connection with the operation of the Plan (the “Administrator”) on or within 30 days following the Vesting Date, provided that the Company may require the Participant to pay up the nominal value of such Ordinary Shares of $0.01 before the RSUs are settled. The Participant’s RSUs shall be settled in the form of Ordinary Shares, except to the extent settlement in Ordinary Shares (i) is prohibited under applicable law or would be in breach of the requirements of any applicable regulatory rules, regulations or codes; or (ii) would require the Participant, the Company or the Employer to obtain the approval of any governmental or regulatory body in the Participant’s country of residence (or country of employment, if different), in which case the RSUs may, at the discretion of the Committee and subject to the Plan and such policies and procedures as it may adopt from time to time, settle the RSUs in cash. The Company may require the Participant to immediately sell any Ordinary Shares acquired by the Participant upon vesting or settlement if necessary to comply with applicable local law or to comply with tax obligations with respect to the vesting or settlement (in which case, the Participant hereby expressly authorizes the Company to issue sales instructions in relation to such Ordinary Shares on the Participant’s behalf). Neither the Company nor the Committee will be liable to the Participant or any other Person for damages relating to any delays in issuing or crediting the Ordinary Shares or any mistakes or errors in the issuance or crediting of the Ordinary Shares.
6.Dividend Equivalent Rights. If the Company declares a dividend with respect to Ordinary Shares, the Participant will receive dividend equivalent rights (the “DERs”) equal to the amount of the dividends payable on the dividend payment date with respect to the number of Ordinary Shares represented by the RSUs outstanding as of the dividend record date. The DERs will be subject to the same terms and conditions that apply to the RSUs (including vesting conditions), such that no payment shall be due to the Participant unless and until the corresponding RSUs have vested in accordance with Section 2. The DERs will be settled in cash on the date the underlying RSUs are settled, subject to the Company’s collection of the Tax-Related Items pursuant to Section 8. If an RSU is settled before a dividend payment date, but after the dividend record date, the Participant will be entitled to be paid for the DERs that relate to such RSUs on the dividend payment date, or within 30 days thereafter; provided that payment for such DERs shall be made no later than the later of (i) the last day of the taxable year in which the settlement of the RSUs occurs and (ii) the fifteenth (15th) day of the third (3rd) calendar month following the settlement of the RSUs.
7.Corporate Change. In the event of a Corporate Change, (i) if the Participant’s then outstanding RSUs are continued, assumed or substituted for awards with substantially the same terms, by the Company or the surviving company or corporation or its parent, such RSUs shall be eligible to continue to vest in accordance with the terms of this Agreement; provided that, if, on or following the date of consummation of the Corporate Change, the Participant’s employment is terminated by the Company or the surviving company or corporation or its parent without Cause or as a result of death or Disability of the Participant, and such termination of employment is a "separation from service" (within the meaning of Treasury Regulation Section 1.409A-1(h)), such RSUs shall fully vest and be paid out in Ordinary Shares within thirty (30) days following such termination,  or (ii) if the Participant’s then outstanding RSUs are not continued, assumed or substituted for awards with substantially the same terms, by the Company or the surviving company or corporation or its parent, such outstanding RSUs shall fully vest as of immediately prior to the Corporate Change and be paid out in Ordinary Shares at the consummation of the Corporate Change.
8.Withholding of Tax. Regardless of any action the Company or its Affiliates or an Employer takes with respect to any or all income tax (including U.S. federal, state and local taxes or non-U.S. taxes), social insurance, payroll tax, payment on account or other tax-related withholding (the “Tax-Related Items”), the Participant acknowledges that the ultimate liability for all Tax-Related Items legally due by the Participant is and remains the Participant’s responsibility and that the Company and its Affiliates or an Employer (i) make no representations or undertakings regarding the treatment of any Tax-Related Items in connection with any aspect of the RSUs, including the grant of the RSUs, the vesting of the RSUs, the settlement of RSUs, the subsequent sale of any Ordinary Shares acquired pursuant to the RSUs and the receipt of any dividends or DERs and (ii) do not commit to structure the terms of the grant or any aspect of the RSUs to reduce or eliminate the Participant’s liability for Tax-Related Items.
Prior to the delivery of Ordinary Shares on or following the vesting of the RSUs, if the Participant’s country of residence (or country of employment, if different) requires withholding of Tax-Related Items, then, at the discretion of the Committee, (i) the Company or the Participant’s Employer, as applicable, shall withhold a sufficient number of whole Ordinary Shares otherwise issuable upon the vesting of the RSUs that have an aggregate fair market value sufficient to pay the Tax-Related Items required to be withheld with respect to the Ordinary Shares at the applicable minimum statutory rate or other withholding rate, including the maximum rate, as determined by the Committee in accordance with the Plan and applicable law or (ii) the Participant will pay to the Company or the Employer any amount of Tax-Related Items that the Company or the Employer may be required to withhold as a result of the Participant’s participation in the Plan or the Participant’s acquisition of Ordinary Shares at the applicable minimum statutory rate or other withholding rate, including the maximum rate, as determined by the Committee in accordance with the Plan.
If the obligation for the Participant’s Tax-Related Items is satisfied by withholding Ordinary Shares as described herein, the Participant shall be deemed to have been issued the full number of shares of Ordinary Shares issuable upon vesting, notwithstanding that a number of the shares of Ordinary Shares is held back solely for the purpose of paying the Tax-Related Items due as a result of the vesting or any other aspect of the RSUs.
The Company may refuse to deliver any Ordinary Shares due upon settlement of the RSUs if the Participant fails to comply with his or her obligations in connection with the Tax-Related Items as described herein and such Ordinary Shares will be forfeited. If the Participant is subject to taxation in more than one jurisdiction, the Participant acknowledges that the Company or the Employer may be required to withhold or account for Tax-Related Items in more than one jurisdiction. The Participant hereby consents to any action reasonably taken by the Company and the Employer to meet their obligation for Tax-Related Items. All other Tax-Related Items related to the RSUs and any Ordinary Shares delivered in payment thereof are the Participant’s sole responsibility.

9.Nature of Grant. In accepting the grant of the RSUs, the Participant acknowledges, understands and agrees that:
(a)    the grant of RSUs are voluntary and occasional and do not create any contractual or other right to receive future grants of RSUs, or benefits in lieu of RSUs, even if RSUs have been granted in the past;
(b)    all decisions with respect to future grants of RSUs or other grants, if any, will be at the sole discretion of the Company or the Committee, as applicable, including, but not limited to, the form and timing of awards, the number of Ordinary Shares subject to awards, and the vesting provisions applicable to the awards;
(c)    the Participant shall not be entitled and shall be deemed to have waived any possible entitlement, to any compensation for any loss he may suffer as a result of the exercise by the Company or the Committee of, or its failure to exercise, any of the discretions given to it by the Plan;
(d)    the grant of RSUs and the Participant’s participation in the Plan shall not create a right to employment or be interpreted as forming an employment or service contract with the Company, the Employer or any Affiliate and shall not interfere with the ability of the Employer to terminate the Participant’s employment or service relationship;
(e)    the Participant is voluntarily participating in the Plan;
(f)    the RSUs and the Ordinary Shares subject to the RSUs are not intended to replace any pension rights or compensation;
(g)    the RSUs, the Ordinary Shares subject to the RSUs and the value of the same are an extraordinary item of compensation outside the scope of the Participant’s employment (and employment contract, if any) and are not part of normal or expected compensation for any purpose, including calculating any severance, resignation, termination, redundancy, dismissal, end-of-service payments, bonuses, long-service awards, pension or retirement or welfare benefits or similar payments;
(h)    the future value of the Ordinary Shares underlying the RSUs is unknown, indeterminable and cannot be predicted with certainty;
(i)    no claim or entitlement to compensation or damages shall arise from forfeiture of the RSUs resulting from the Participant ceasing to have rights under or to be entitled to RSUs, whether or not as a result of the Participant’s termination of employment (for any reason whatsoever, whether or not later found to be invalid or in breach of employment laws in the jurisdiction where the Participant is employed or the terms of the Participant’s employment agreement, if any), and in consideration of the grant of the RSUs to which the Participant is otherwise not entitled, the Participant irrevocably agrees to (x) never to institute a claim against the Company, the Employer or any Affiliate and (y) waive his or her ability, if any, to bring any such claim, and releases the Company, the Employer and all Affiliates from any such claim; if, notwithstanding the foregoing, any such claim is allowed by a court of competent jurisdiction; by participating in the Plan, the Participant shall be deemed irrevocably to have agreed not to pursue such claim and agrees to execute any and all documents necessary to request dismissal or withdrawal of such claim; and
(j)    if the Participant resides or is employed outside the United States, the Participant acknowledges and agrees that the Company and any Affiliate shall not be liable for any exchange rate fluctuation between the Participant’s local currency and the U.S. Dollar that may affect the value of the RSUs or of any amounts due pursuant to the settlement of the RSUs or the subsequent sale of any Ordinary Shares acquired upon settlement.
10.Insider Trading and Market Abuse Laws. The Participant acknowledges that he or she may be subject to insider trading restrictions and/or market abuse laws in applicable jurisdictions, including the Participant’s country of residence, which may affect the Participant’s ability to acquire or sell Ordinary Shares or rights to Ordinary Shares (e.g., the RSUs) under the Plan during such times as the Participant is considered to have “inside information” regarding the Company (as defined by the laws in the applicable jurisdictions, including the Participant’s country of residence). Any restrictions under these laws or regulations are separate from and in addition to any restrictions that may be imposed under any applicable Company insider trading policy. The Participant is responsible for ensuring compliance with any applicable restrictions and is advised to consult with his or her personal legal advisor on this matter.
11.Company Policies. The Participant acknowledges and expressly agrees to all of the terms of the Company's policies in force and as may be amended or replaced from time to time which apply (as indicated by the terms of such policies) in respect of the grant of the RSUs and receipt of Ordinary Shares thereunder, including (without limitation) the Company’s Stock Ownership Policy, which may apply mandatory holding periods to the Ordinary Shares acquired by the Participant pursuant to the RSUs, and the Company’s Recoupment of Incentive Compensation Policy a/k/a Clawback Policy.
12.Compliance with Law. The Company shall not be required to issue or deliver any Ordinary Shares pursuant to this Agreement pending compliance with all applicable securities and other laws, rules and regulations (including any registration requirements or tax withholding requirements) and compliance with the rules and practices of any stock exchange upon which the Ordinary Shares are listed.
13.Country Specific Addendum. Notwithstanding any provisions of this Agreement to the contrary, the RSUs shall be subject to any special terms and conditions for the Participant’s country of residence (and country of employment, if different) set forth in the addendum to this Agreement (the “Addendum”). If the Participant transfers residence or employment to another country reflected in the Addendum, the special terms and conditions for such country will apply to the Participant to the extent the Company determines, in its sole discretion, that the application of such special terms and conditions is necessary or advisable in order to comply with local law, rules and regulations or to facilitate the operation and administration of the RSUs and the Plan (or the Company may establish alternative terms and conditions as may be necessary or advisable to accommodate the Participant’s transfer). In all circumstances, any applicable Addendum shall constitute part of this Agreement.
14.No Advice Regarding Grant. The Company and the Employer are not providing any tax, legal or financial advice, nor is the Company or the Employer making any recommendations regarding the RSUs, the Participant’s participation in the Plan or the Participant’s acquisition or sale of the underlying Ordinary Shares. The Participant is hereby advised to consult with the Participant’s own personal tax, legal and financial advisors regarding participation in the Plan before taking any action related to the Plan.
15.Restriction on Transferability. Except to the extent expressly provided in the Plan or this Agreement, the RSUs may not be sold, transferred, pledged, assigned or otherwise alienated at any time. Any attempt to do so contrary to the provisions hereof shall be null and void.
16.Rights as a Shareholder. The Participant shall not have voting or any other rights as a shareholder of the Company with respect to the Ordinary Shares issuable upon the vesting of RSUs until the date of issuance of such Ordinary Shares. Upon settlement of the RSUs, the Participant will obtain, with respect to the Ordinary Shares received in such settlement, full voting and other rights as a shareholder of the Company.
17.Notices. Any notice given to the Participant shall be addressed to the Participant at the address or electronic address listed in the Participant’s electronic stock plan account held with the Administrator. The Company may, in its sole discretion, decide to deliver any documents related to current or future participation in the Plan by electronic means or request the Participant’s consent to participate in the Plan by electronic means. The Participant hereby consents to receive such documents by electronic delivery and agrees to participate in the Plan through an on-line or electronic system established and maintained by the Company or the Administrator.
18.Binding Effect. This Agreement shall be binding upon, enforceable against, and inure to the benefit of the Participant, including the Participant’s personal representatives, and the Company and its successors and assigns.
19.Conflicts. In the event of any conflict between the provisions of the Plan as in effect on the Grant Date and the provisions of this Agreement, except terms otherwise defined herein, the provisions of the Plan shall govern. All references herein to the Plan shall mean the Plan as in effect on the date hereof.
20.Severability. If all or any part of the Plan or this Agreement is declared by any court or governmental authority to be unlawful or invalid, such unlawfulness or invalidity shall not invalidate any portion of the Plan or this Agreement not declared to be unlawful or invalid. Any provision of this Agreement (or part of such provision) so declared to be unlawful or invalid shall, if possible, be construed in a manner which will give effect to the terms of such provision (or part of such provision) to the fullest extent possible while remaining lawful and valid.
21.Waiver. The waiver by the Company with respect to the Participant (or any other Participant’s) compliance with any provision of this Agreement shall not operate or be construed as a waiver of any other provision of this Agreement, or of any subsequent breach by the Participant of any provision of this Agreement.
22.Language. If the Participant is resident or employed outside of the United States, the Participant acknowledges and agrees that it is his or her express intent that the Plan, this Agreement and all other documents, notices and legal proceedings entered into, given or instituted pursuant to the RSUs, be drawn up in English. If the Participant has received the Plan, this Agreement or any other documents related to the RSUs translated into a language other than English, and if the meaning of the translated version is different than the English version, the English version will control.
23.Electronic Signatures. Each party agrees that the electronic signatures, whether digital or encrypted, of the parties included in this Agreement are intended to authenticate this writing and to have the same force and effect as manual signatures.  Delivery of a copy of this Agreement or any other document contemplated hereby bearing an original or electronic signature by facsimile transmission (whether directly from one facsimile device to another by means of a dial-up connection or whether mediated by the worldwide web), by electronic mail in “portable document format” (“.pdf”) form, or by any other electronic means intended to preserve the original graphic and pictorial appearance of a document, will have the same effect as physical delivery of the paper document bearing an original or electronic signature.
24.Data Privacy. The Company and its Affiliates hereby notify the Participant of the following in relation to the Participant’s personal data and the collection, processing and transfer of such data in relation to the grant of the RSUs and the participation in the Plan pursuant to applicable personal data protection laws. The collection, processing and transfer of the Participant’s personal data is necessary for the Company’s administration of the Plan and the Participant’s participation in the Plan, and the

Participant’s denial and/or objection to the collection, processing and transfer of personal data may affect the Participant’s ability to participate in the Plan. As such, the Participant expressly and voluntarily acknowledges, consents and agrees (where required under applicable law) to the collection, use, processing and transfer of personal data as described herein. Special provisions operate for Participants located in Europe (see below) which do not rely on the Participant's consent as the basis for lawful processing.
The Company and its Affiliates hold certain personal information about the Participant, including (but not limited to) the Participant’s name, home address and telephone number, date of birth, social security number or other employee identification number, salary, nationality, job title, any shares or directorships held in the Company, details of all RSUs or any other entitlement to shares awarded, canceled, purchased, vested, unvested or outstanding in the Participant’s favor for the purpose of managing and administering the Plan (the “Data”). The Data may be provided by the Participant or collected, where lawful, from third parties, and the Company and its Affiliates will process the Data for the exclusive purpose of implementing, administering and managing the Participant’s participation in the Plan. The data processing will take place through electronic and non-electronic means according to logics and procedures strictly correlated to the purposes for which the Data is collected and with confidentiality and security provisions as set forth by applicable laws and regulations in the Participant’s country of residence. Data processing operations will be performed minimizing the use of personal and identification data when such information is unnecessary for the processing purposes sought. The Data will be accessible within the Company’s organization only by those persons requiring access for purposes of the implementation, administration and operation of the Plan and for the Participant’s participation in the Plan.
The Company and its Affiliates will transfer Data as necessary for the purpose of implementation, administration and management of the Participant’s participation in the Plan, and the Company and its Affiliates may each further transfer Data to any third parties assisting the Company in the implementation, administration and management of the Plan. These recipients may be located in the European Economic Area, the United States or elsewhere throughout the world. The Participant hereby expressly authorizes (where required under applicable law) the recipients to receive, possess, use, retain and transfer the Data, in electronic or other form, for purposes of implementing, administering and managing the Participant’s participation in the Plan, including any requisite transfer of such Data as may be required for the administration of the Plan and/or the subsequent holding of shares on the Participant’s behalf to a broker or other third party with whom the Participant may elect to deposit any shares acquired pursuant to the Plan.
The Participant may, at any time, exercise his or her rights provided under applicable personal data protection laws, which may include the right to (i) obtain confirmation as to the existence of the Data, (ii) verify the content, origin and accuracy of the Data, (iii) request the integration, update, amendment, deletion or blockage (for breach of applicable laws) of the Data and (iv) oppose, for legal reasons, the collection, processing or transfer of the Data that is not necessary or required for the implementation, administration and/or operation of the Plan and the Participant’s participation in the Plan. The Participant may seek to exercise these rights by contacting his or her local Human Resources manager.
Where The General Data Protection Regulation (EU) 2016/679 and local implementing data protection laws ("Data Protection Legislation") apply, the Company and its Affiliates confirm that they will comply with Data Protection Legislation when processing a Participant's data and that further information about the processing of personal data is set out in the privacy notice which has been made available by the employing company and to which the Participant has previously been directed.

25.Controlling Law. The RSUs and this Agreement are governed by, and subject to, the laws of England and Wales. The English courts will have exclusive jurisdiction in respect of all disputes arising under or in connection with the RSUs.

(Signature page follows)

IN WITNESS WHEREOF, the Company has caused this Agreement to be duly executed by an officer thereunto duly authorized, and the Participant has executed this Agreement, all as of the date first above written.

CARDTRONICS PLC

/s/
Aimie M. Killeen, Company Secretary

/s/
G. Patrick Phillips, Chairman, Compensation Committee

PARTICIPANT

Electronic Signature
Participant Name

Accepted on: Acceptance Date

ADDENDUM
This Addendum includes additional terms and conditions that govern the RSUs granted to the Participant under the Plan if the Participant resides in, or is employed in, one of the countries addressed herein. Capitalized terms used but not defined herein shall have the meanings ascribed to them in the Plan and the Restricted Stock Unit Agreement (the “Agreement”) to which this Addendum is attached.
This Addendum also includes information regarding exchange control laws and certain other issues the Participant should be aware of with respect to the Participant’s participation in the Plan. The information is based on the securities, exchange control and other laws in effect in the respective countries as of [●]. The laws are often complex and change frequently. As a result, the Company strongly recommends that the Participant not rely on the information noted herein as the only source of information relating to the consequences of the Participant’s participation in the Plan because the information may be out of date by the time the Participant vests in the RSUs or sells the Ordinary Shares issued upon settlement of the RSUs.
In addition, the information contained in this Addendum is general in nature and may not apply to the Participant’s particular situation, and the Company is not in a position to assure the Participant of any particular result. Accordingly, the Participant is advised to seek appropriate professional advice as to how the applicable laws in his or her country may apply to his or her situation.
If the Participant (i) is a citizen or resident of a country other than the one in which he or she is currently working or residing, (ii) transfers to another country after the RSU grant date, (iii) changes employment status to a consultant position, or (iv) is considered a resident of another country for local law purposes, the Company shall, in its discretion, determine the extent to which the special terms and conditions contained herein shall apply to the Participant.
AUSTRALIA
Terms and Conditions (General)
Form of Settlement. Notwithstanding any discretion contained in the Plan, the RSUs only will be settled in Ordinary Shares which will be newly issued by the Company. The RSUs do not provide any right for the Participant to receive a cash payment.
Agreements and consents: The Participant agrees to enter into any document and/or make any representations as may be required from time to time by the Company, the Employer or any Affiliates, such that the Company or its Affiliates is able to fulfill its obligations and can rely on any necessary exemptions under securities laws and/or can make any necessary filings under local securities laws
Notifications
Tax Information. The Plan is a plan to which Subdivision 83A-C of the Income Tax Assessment Act 1197 (Cth) applies (subject to the conditions in the Act).
CANADA
Terms and Conditions (General)
Agreements and consents: The Participant agrees to enter into any document and/or make any representations as may be required from time to time by the Company, the Employer or any Affiliates, such that the Company or its Affiliates is able to fulfill its obligations and can rely on any necessary exemptions under securities laws and/or can make any necessary filings under local securities laws.

Form of Settlement. Notwithstanding any discretion contained in the Plan, the RSUs only will be settled in Ordinary Shares. The RSUs do not provide any right for the Participant to receive a cash payment.
Involuntary Termination Terms. In the event of the Participant’s involuntary termination (regardless of the reason for such termination and whether or not later found to be invalid or in breach of employment laws in the jurisdiction where the Participant is providing service or the terms of the Participant’s employment agreement, if any), vesting will terminate as of the date that is the earlier of (i) the date the Participant receives a notice of termination from the Employer, or (ii) the date the Participant is no longer actively rendering services, regardless of any notice period or period of pay in lieu of such notice required under local law (including, but not limited to, statutory law, regulatory law, or common law). The Board or the chief executive officer of the Company or an Affiliate, as applicable, shall have the exclusive discretion to determine when the Participant is no longer actively employed or rendering services for purposes of the RSUs.
Terms and Conditions Applicable if Participant Resides in Quebec
Consent to Receive Information in English. The parties acknowledge that it is their express wish that the Agreement, as well as all documents, notices and legal proceedings entered into, given or instituted pursuant hereto or relating directly or indirectly hereto, be drawn up in English.
Consentement Pour Recevoir Des Informations en Anglais. Les parties reconnaissent avoir exigé la rédaction en anglais de la convention, ainsi que de tous documents, avis et procédures judiciaires, exécutés, donnés ou intentés en vertu de, ou liés directement ou indirectement à, la présente convention.
Data Protection. The following provision supplements Section 24 of the Agreement:
The Participant hereby authorizes the Company and the Company’s representatives to discuss with and obtain all relevant information from all personnel, professional or not, involved in the administration and operation of the Plan. The Participant further authorizes the Company, its Affiliates and any Administrator that may be selected by the Company to assist with the Plan to disclose and discuss the Plan with their respective advisors. The Participant further authorizes the Company and its Affiliates to record such information and to keep such information in the Participant’s employee file.
Notifications
Securities Law Information. Canadian residents may not be permitted to sell or otherwise dispose of any Ordinary Shares acquired upon vesting of the RSUs within Canada. Canadian residents may only be permitted to sell or dispose of any such Ordinary Shares if such sale or disposal takes place outside of Canada on the facilities on which the Ordinary Shares are traded (i.e., on the NASDAQ).
Foreign Asset and Account Reporting Notification. If the Participant is a Canadian resident, the Participant may be required to report his or her foreign property on form T1135 (Foreign Income Verification Statement) if the total cost of the foreign property exceeds C$100,000 at any time during the year. Foreign property includes Ordinary Shares acquired under the Plan and may include the RSUs. The RSUs must be reported - generally at a nil cost - if the C$100,000 cost threshold is exceeded because of other foreign property the Participant holds. If Ordinary Shares are acquired, their cost generally is the adjusted cost base of the Ordinary Shares (“ACB”). The ACB ordinarily would equal the fair market value of the Ordinary Shares at the time of acquisition, but if the Participant owns other Ordinary Shares, the ACB may have to be averaged with the ACB of the other Ordinary Shares. The form T1135 generally must be filed by April 30 of the following year. The Participant should consult with his or her personal tax advisor to determine the Participant’s personal reporting obligations.
GERMANY

Terms and Conditions (General)
Definition of "Disability”: The definition of "Disability", instead of that provided in this Agreement, shall be determined by the Company or the Participant's Employer and in accordance with the Employer's relevant employment policies, as may be in place from time to time.
Definition of "Qualified Retirement”: The definition of "Qualified Retirement", instead of that provided in this Agreement, shall be determined by the Company or the Participant's Employer and in accordance with the Employer's relevant employment policies, as may be in place from time to time.
Agreements and consents: The Participant agrees to enter into any document and/or make any representations as may be required from time to time by the Company, the Employer or any Affiliates, such that the Company or its Affiliates is able to fulfill its obligations and can rely on any necessary exemptions under securities laws and/or can make any necessary filings under local securities laws.
Notifications
Exchange Control Notification. Cross-border payments in excess of €12,500 must be reported monthly to the German Federal Bank (Bundesbank). For payments made or received in connection with securities (including proceeds realized upon the sale of Ordinary Shares), the report must be filed electronically by the fifth day of the month following the month in which the payment was received. The form of report (Allgemeine Meldeportal Statistik) can be accessed via Bundesbank’s website (www.bundesbank.de) and is available in both German and English. The Participant is personally responsible for complying with exchange control restrictions in Germany.
Data Protection. The Company and its Affiliates confirm that they shall comply with the General Data Protection Regulation (EU) 2016/679 and the relevant implementing legislation when processing the Participant’s personal data for the purpose of administering the Plan. Further information about the processing of Participants’ personal data is set out in the privacy notice which is available at: http://www.cardtronics.de/de/privacy.aspx and http://www.cardtronics.de/en/privacy.aspx.
IRELAND
Terms and Conditions (General)
Definition of "Disability”: The definition of "Disability", instead of that provided in this Agreement, shall be determined by the Company or the Participant's Employer and in accordance with the Employer's relevant employment policies, as may be in place from time to time.
Definition of "Qualified Retirement”: The definition of "Qualified Retirement", instead of that provided in this Agreement, shall be determined by the Company or the Participant's Employer and in accordance with the Employer's relevant employment policies, as may be in place from time to time.
Agreements and consents: The Participant agrees to enter into any document and/or make any representations as may be required from time to time by the Company, the Employer or any Affiliates, such that the Company or its Affiliates is able to fulfill its obligations and can rely on any necessary exemptions under securities laws and/or can make any necessary filings under local securities laws.
Notifications
Director Notification Obligation. Irish residents who may be a director, shadow director or secretary of an Irish subsidiary whose interest in the Company represents more than 1% of the Company’s voting share capital are required to notify such Irish Subsidiary in writing within a certain time period. This notification requirement also applies with respect to the interests of a spouse or children under the age of 18 (whose interests will be attributed to the director, shadow director or secretary).
Data Protection. The Company and its Affiliates confirm that they shall comply with the General Data Protection Regulation (EU) 2016/679 and the relevant implementing legislation when processing the Participant’s personal data for the purpose of administering the Plan. Further information about the processing of Participants’ personal data is set out in the privacy notice which is available at: http://www.cardtronics.ie/contact/privacy.asp.
MEXICO
Terms and Conditions (General)
Agreements and consents: The Participant agrees to enter into any document and/or make any representations as may be required from time to time by the Company, the Employer or any Affiliates, such that the Company or its Affiliates is able to fulfill its obligations and can rely on any necessary exemptions under securities laws and/or can make any necessary filings under local securities laws.
Plan Document Acknowledgement: By accepting the grant of RSUs, the Participant acknowledges that he or she has received a copy of the Plan and the Agreement, including this Addendum, which the Participant has reviewed. The Participant further acknowledges that he or she accepts all the provisions of the Plan and the Agreement, including this Addendum. The Participant also acknowledges that he or she has read and specifically and expressly approves the terms and conditions set forth in Section 9 of the Agreement, which clearly provides as follows:
(1)    The Participant’s participation in the Plan does not constitute an acquired right;
(2)    The Plan and the Participant’s participation in it are offered by the Company on a wholly discretionary basis;
(3)    The Participant’s participation in the Plan is voluntary; and
(4)    None of the Company, the Employer or any Affiliate is responsible for any decrease in the value of any Ordinary Shares acquired upon the RSUs vesting.
Nature of Grant. This provision supplements Section 9 of the Agreement:
By accepting the grant of RSUs, the Participant expressly recognizes that the Company, with its principal operating offices at 2050 W Sam Houston Pkwy S, Suite 1300, Houston, Texas, 77042, United States of America, is solely responsible for the administration of the Plan and that the Participant’s participation in the Plan and acquisition of Ordinary Shares under the Plan does not constitute an employment relationship between the Participant and the Company since the Participant is participating in the Plan on a wholly commercial basis and the Participant’s sole employer is a Mexican legal entity that employs the Participant and to which the Participant is subordinated (i.e., the Employer). Based on the foregoing, the Participant expressly recognizes that the Plan and the benefits that he or she may derive from participating in the Plan do not establish any rights between the Participant and the Employer and do not form part of the employment conditions and/or benefits provided by the Employer and any modification of the Plan or its termination shall not constitute a change or impairment of the terms and conditions of the Participant’s employment.

The Participant further acknowledges that their participation in the Plan and the offer of the RSU is a private offer.
The Participant further understands that his or her participation in the Plan is as a result of a unilateral and discretionary decision of the Company; therefore, the Company reserves the absolute right to amend and/or discontinue the Participant’s participation in the Plan at any time without any liability to the Participant.
Finally, the Participant hereby declares that the Participant does not reserve any action or right to bring any claim against the Company for any compensation or damages regarding any provision of the Plan or the benefits derived under the Plan, and the Participant therefore grants a full and broad release to the Company, and its Affiliates, branches, representation offices, shareholders, trustees, directors, officers, employees, agents, or legal representatives with respect to any such claim that may arise.
NEW ZEALAND
Terms and Conditions (General)
Agreements and consents: The Participant agrees to enter into any document and/or make any representations as may be required from time to time by the Company, the Employer or any Affiliates, such that the Company or its Affiliates is able to fulfill its obligations and can rely on any necessary exemptions under securities laws and/or can make any necessary filings under local securities laws.
Notifications
Securities Law Information. Warning: This is an offer of rights to receive Ordinary Shares upon vesting of the RSUs subject to the terms of the Plan and the Agreement. RSUs give you a stake in the ownership of the Company. You may receive a return if dividends are paid on the Ordinary Shares. If the Company runs into financial difficulties and is wound up, you will be paid only after all creditors and holders of preferred shares have been paid. You may lose some or all of your investment.
New Zealand law normally requires people who offer financial products to give information to investors before they invest. This information is designed to help investors to make an informed decision. The usual rules do not apply to this offer because it is made under an employee share purchase scheme. As a result, you may not be given all the information usually required. You will also have fewer other legal protections for this investment. You should ask questions, read all documents carefully, and seek independent financial advice before committing to participate in the Plan.
In addition, you are hereby notified that the documents listed below are available for review on the Company intranet site at the web addresses listed below:
1.The Company's most recent Annual Report (Form 10-K): https://www.sec.gov/ix?doc=/Archives/edgar/data/1671013/000167101321000013/catm-20201231.htm

2.The Company's most recent published financial statements (Form 10-Q or 10-K) and the auditor’s report on those financial statements:
https://www.sec.gov/ix?doc=/Archives/edgar/data/1671013/000167101321000013/catm-20201231.htm

3.The Plan:

https://www.sec.gov/Archives/edgar/data/1671013/000155837019001351/catm-20181231ex1035afae8.htm
You acknowledge that you may have a copy of the above documents sent to you, without fee, on written request being mailed to 2050 W Sam Houston Pkwy S, Suite 1300, Houston, Texas, 77042, United States of America.  The telephone number at the executive offices is (832) 308-4000.
As noted above, you are advised to carefully read the materials provided before making a decision whether to participate in the Plan. You are also encouraged to contact your tax advisor for specific information concerning your personal tax situation with regard to Plan participation.
SPAIN
Terms and Conditions (General)
Definition of "Disability”: The definition of "Disability", instead of that provided in this Agreement, shall be determined by the Company or the Participant's Employer and in accordance with the Employer's relevant employment policies, as may be in place from time to time.
Definition of "Qualified Retirement”: The definition of "Qualified Retirement", instead of that provided in this Agreement, shall be determined by the Company or the Participant's Employer and in accordance with the Employer's relevant employment policies, as may be in place from time to time.
Agreements and consents: The Participant agrees to enter into any document and/or make any representations as may be required from time to time by the Company, the Employer or any Affiliates, such that the Company or its Affiliates is able to fulfill its obligations and can rely on any necessary exemptions under securities laws and/or can make any necessary filings under local securities laws.
Nature of Grant. This provision supplements Section 9 of the Agreement:
In accepting the RSUs, the Participant consents to participating in the Plan and acknowledges having received and read a copy of the Plan.
The Participant understands that the Company has unilaterally, gratuitously and discretionally decided to grant the RSUs under the Plan to individuals who may be employees of the Employer, the Company or any Affiliate throughout the world. The decision is a limited decision that is entered into upon the express assumption and condition that any grant will not bind the Company or any Affiliate except as set forth in the Plan or Agreement. Consequently, the Participant understands that the RSUs are granted on the assumption and condition that such RSUs and any Ordinary Shares acquired upon vesting of the RSUs shall not become a part of any employment contract (either with the Employer or the Company or any Affiliate) and shall not be considered a mandatory benefit, salary for any purpose (including severance compensation) or any other right whatsoever. In addition, the Participant understands that the RSUs would not be granted but for the assumptions and conditions referred to above; thus, the Participant acknowledges and freely accepts that should any or all of the assumptions be mistaken or should any of the conditions not be met for any reason, then the grant of the RSUs shall be null and void.
Further, the vesting of the RSUs is expressly conditioned on the Participant’s continuous service, such that if the Participant’s service or employment terminates for any reason whatsoever, the RSUs will cease to vest immediately effective on the date of termination of the Participant’s service or employment. This will be the case, for example, even if the Participant: (a) is considered to be unfairly dismissed without good cause; (b) is dismissed for disciplinary or objective reasons or due to a collective dismissal; (c) terminates service or employment due to a change of work location, duties or any other employment or contractual condition; (d) terminates service or employment due to the Company’s or any Affiliate’s unilateral breach of contract; or (e) is terminated from service or employment for any other reason whatsoever. Consequently, upon the Participant’s termination of service or employment for any of the above reasons, the Participant will automatically lose any rights to the RSUs that were unvested on the date of termination.
Notifications
Securities Law Notification. The RSUs described in the Plan and the Agreement, including this Addendum, do not qualify under Spanish regulations as securities. No “offer of securities to the public,” as defined under Spanish law, has taken place or will take place in the Spanish territory. The Plan and the Agreement, including this Addendum, have not been nor will they be registered with the Comisión Nacional del Mercado de Valores (Spanish Securities Exchange Commission), and they do not constitute a public offering prospectus.
Exchange Control Notification. The acquisition, ownership and sale of Ordinary Shares under the Plan must be declared for statistical purposes to the Spanish Dirección General de Comercio e Inversiones (the “DGCI”), the Bureau for Commerce and Investments, which is a department of the Ministry of Economy and Competitiveness. Generally, the declaration must be made each January for Ordinary Shares owned as of December 31 of the prior year; however, if the amount of Ordinary Shares acquired or sold exceeds a specific threshold, the declaration must be filed within one month of the acquisition or sale, as applicable.
Foreign Asset / Account Reporting. Spanish residents are required to declare electronically to the Bank of Spain any securities accounts (including brokerage accounts held abroad), as well as the Ordinary Shares held in such accounts if the value of the transactions during the prior tax year or the balances in such accounts as of December 31 of the prior tax year exceeds €1,000,000.
In addition, the Participant may be subject to certain tax reporting requirements with respect to assets or rights that the Participant holds outside of Spain, including bank accounts, securities and real estate if the aggregate value for a particular category of assets exceeds €50,000 as of December 31 each year. Ordinary Shares acquired under the Plan or other equity programs offered by the Company constitute securities for purposes of this requirement, but unvested awards (e.g., RSUs, etc.) are not considered assets or rights for purposes of this reporting requirement. If applicable, the Participant must report the assets on Form 720 by no later than March 31 following the end of the relevant year. After the rights and/or assets are initially reported, the reporting obligation will apply only if the value of previously-reported rights or assets increases by more than €20,000 as of each subsequent December 31 or if the Participant sells or otherwise disposes of previously-reported rights or assets. The Participant should consult with his or her personal advisor to determine the Participant’s obligations in this respect.
Data Protection. The Company and its Affiliates confirm that they shall comply with the General Data Protection Regulation (EU) 2016/679 and the relevant implementing legislation when processing the Participant’s personal data for the purpose of administering the Plan.  Further information about the processing of Participants’ personal data is set out in the privacy notice which is available at:
http://cardtronics.es/about/privacy.html.

UNITED KINGDOM
Terms and Conditions (General)
Definition of "Disability”: The definition of "Disability", instead of that provided in this Agreement, shall be determined by the Company or the Participant's Employer and in accordance with the Employer's relevant employment policies, as may be in place from time to time.
Definition of "Qualified Retirement”: The definition of "Qualified Retirement", instead of that provided in this Agreement, shall be determined by the Company or the Participant's Employer and in accordance with the Employer's relevant employment policies, as may be in place from time to time.
Settlement in Ordinary Shares. Notwithstanding any discretion in the Plan to settle the RSUs in cash, due to tax law considerations in the United Kingdom, the RSUs will be settled in Ordinary Shares only. The RSUs do not provide any right for the Participant to receive a cash payment.
Tax Acknowledgment. Without limitation to Section 8 of the Agreement, the Participant hereby agrees that he is or she is liable for all Tax-Related Items and hereby covenants to pay all such Tax-Related Items, as and when requested by the Company or (if different) the Employer or by HMRC (or any other tax authority or any other relevant authority).  The Participant also hereby agrees to indemnify and keep indemnified the Company and (if different) the Employer against any Tax-Related Items that they are required to pay or withhold on the Participant’s behalf or have paid or will pay to HMRC (or any other tax authority or any other relevant authority).
Data Protection.
The Company and its Affiliates confirm that they shall comply with the General Data Protection Regulation (EU) 2016/679 and the relevant implementing legislation when processing the Participant’s personal data for the purpose of administering the Plan.  Further information about the processing of Participants’ personal data is set out in the privacy notice which is available at:
http://www.cardtronics-uk.com/contact/privacy.asp.
UNITED STATES
Notifications
Code Section 409A. For U.S. taxpayers, it is the intent that the grant of RSUs as set forth in the Agreement shall qualify for exemption from or comply with the requirements of Section 409A of the Internal Revenue Code of 1986, as amended and restated (the “Code”), and any ambiguities herein will be interpreted to so qualify or comply. The Company reserves the right, to the extent the Company deems necessary or advisable in its sole discretion, to unilaterally amend or modify the Agreement as may be necessary to ensure that all payments provided for under the Agreement are made in a manner that qualifies for exemption from or complies with Section 409A of the Code; provided, however, that the Company makes no representation that the grant, vesting, or settlement of the RSUs will be exempt from or comply with Section 409A of the Code and makes no undertaking to preclude Section 409A of the Code from applying to the grant, vesting or settlement of the RSUs granted pursuant to the Agreement. The Company will have no liability to the Participant or any other party if the RSUs, the delivery of Ordinary Shares upon settlement of the RSUs or other payment hereunder that is intended to be exempt from, or compliant with, Section 409A of the Code, is not so exempt or compliant, or for any action taken by the Company with respect thereto.
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